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Exhibit 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Jupiter Shop Channel Co., Ltd.

        We have audited the accompanying balance sheets of Jupiter Shop Channel Co., Ltd. as of March 31, 2009 and December 31, 2007, and the related statements of income, changes in net assets, and cash flows for the 15 month period ended March 31, 2009, and for the year ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Jupiter Shop Channel Co., Ltd. as of March 31, 2009 and December 31, 2007, and the results of its operations and its cash flows for the 15 month period ended Mach 31, 2009 and for the year ended December 31, 2007, in conformity with accounting principles generally accepted in Japan.

        Accounting principles generally accepted in Japan vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in Note 16 to the financial statements.

/s/ KPMG AZSA & CO.
Tokyo, Japan June 26, 2009

BALANCE SHEETS

Jupiter Shop Channel Co., Ltd.

As of March 31, 2009 and December 31, 2007

	Thousands of yen
	Mar 2009	Dec 2007
ASSETS
CURRENT ASSETS
Cash and cash equivalents (Note 6 and 13)	¥2,758,184	¥31,038,813
Trade accounts receivable	5,109,244	6,333,713
Inventories	5,003,461	4,020,380
Other accounts receivable	265,435	253,916
Loan receivable (Note 14)	43,850,000	—
Deferred tax assets (Note 9)	2,117,412	1,814,940
Prepaid expenses and other current assets	518,259	299,036

Total current assets	59,621,995	43,760,798
PROPERTY and EQUIPMENT
Land	437,147	437,146
Buildings and structures	2,641,627	2,631,881
Machinery and equipment	3,971,925	5,784,554
Vehicles	140,348	140,348
Construction in progress	5,044	3,898

Total	7,196,091	8,997,827
Less—accumulated depreciation	(3,581,459)	(3,629,537)

Net property and equipment	3,614,632	5,368,290
INVESTMENTS and OTHER ASSETS
Software, net of accumulated amortization of ¥1,249,927 thousand in 2009 and ¥3,324,112 thousand in 2007	449,169	3,967,203
Guarantee deposits	479,116	371,807
Deferred tax assets (Note 9)	750,510	673,916
Long-term prepaid expenses and other assets (Note 12)	613,731	28,369
Allowance for doubtful accounts (Note 12)	(175,226)	—

Total investments and other assets	2,117,300	5,041,295

Total assets	¥65,353,927	¥54,170,383

See accompanying notes to financial statements.

BALANCE SHEETS

Jupiter Shop Channel Co., Ltd.

As of March 31, 2009 and December 31, 2007

	Thousands of yen
	Mar 2009	Dec 2007
LIABILITIES AND NET ASSETS
CURRENT LIABILITIES
Trade accounts payable	¥5,086,657	¥5,026,968
Other accounts payable	2,951,480	2,749,487
Accrued expenses	604,140	579,468
Income taxes payable	1,305,599	2,822,549
Consumption taxes payable	267,292	392,584
Sales return allowance	271,000	295,000
Allowance for recall and other product returns	971,403	69,163
Other	266,720	149,252

Total current liabilities	11,724,291	12,084,471
NON-CURRENT LIABILITIES
Allowance for retirement benefits (Note 10)	491,608	371,061

Total non-current liabilities	491,608	371,061

Total liabilities	12,215,899	12,455,532

NET ASSETS (Note 11)
Stockholders' Capital
Common stock
Authorized : 100,000 shares
Issued and outstanding : 88,000 shares	4,400,000	4,400,000
Retained earnings	48,738,028	37,314,851

Total stockholders' capital	53,138,028	41,714,851

Total net assets	53,138,028	41,714,851

Total liabilities and net assets	¥65,353,927	¥54,170,383

See accompanying notes to financial statements.

STATEMENTS OF INCOME

Jupiter Shop Channel Co., Ltd.

For the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006

	Thousands of yen
	Mar 2009	Dec 2007	Dec 2006
			(Unaudited)
NET SALES	¥131,676,724	¥102,303,119	¥99,718,104
COSTS and EXPENSES
Cost of sales	67,741,922	53,761,561	50,544,810
Selling, general and administrative expenses (Note 7)	43,967,730	30,611,189	28,397,575

Operating income	19,967,072	17,930,369	20,775,719
OTHER INCOME (EXPENSES)
Interest income	415,556	122,719	34,460
Foreign exchange gain (loss)	(96,371)	27,235	49,930
Gain on reversal of allowance for recall and other product returns	51,156	257,713	—
Loss on recall and other product returns	(971,403)	(753,604)	(565,800)
Loss on disposal of property and equipment, and software	(98,342)	(78,797)	(23,530)
Provision for doubtful accounts	(175,226)	—	—
Prior-year retirement benefit expenses (Note 10)	—	—	(128,744)
Compensation income (Note 13)	215,202	—	—
Other income, net	58,165	35,587	48,021

Income before income taxes	19,365,809	17,541,222	20,190,056
INCOME TAXES (Note 9)
Current	8,321,698	7,061,866	8,513,547
Deferred	(379,066)	225,968	(358,467)

Total income taxes	7,942,632	7,287,834	8,155,080

Net income	¥11,423,177	¥10,253,388	¥12,034,976

PER SHARE INFORMATION

	Yen
	Mar 2009	Dec 2007	Dec 2006
			(Unaudited)
Net income per share (Note 15)	¥129,808.83	¥116,515.77	¥136,761.09

See accompanying notes to financial statements.

STATEMENTS OF CHANGES IN NET ASSETS

Jupiter Shop Channel Co., Ltd.

For the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006

	Thousands of yen
	Stockholders' capital			Valuation and translation adjustments
	Common stock	Retained earnings	Total stockholders' capital	Net unrealized gains on hedging derivatives	Total net assets
BALANCE AT DECEMBER 31, 2005 (Unaudited)	¥4,400,000	¥15,026,487	¥19,426,487	¥—	¥19,426,487
Net income	—	12,034,976	12,034,976	—	12,034,976
Net changes in items other than shareholders' capital	—	—	—	50,106	50,106

BALANCE AT DECEMBER 31, 2006 (Unaudited)	4,400,000	27,061,463	31,461,463	50,106	31,511,569
Net income	—	10,253,388	10,253,388	—	10,253,388
Net changes in items other than shareholders' capital	—	—	—	(50,106)	(50,106)

BALANCE AT DECEMBER 31, 2007	4,400,000	37,314,851	41,714,851	—	41,714,851
Net income	—	11,423,177	11,423,177	—	11,423,177

BALANCE AT MARCH 31, 2009	¥4,400,000	¥48,738,028	¥53,138,028	¥—	¥53,138,028

See accompanying notes to financial statements.

STATEMENTS OF CASH FLOWS

Jupiter Shop Channel Co., Ltd.

For the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006

	Thousands of yen
	Mar 2009	Dec 2007	Dec 2006
			(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES
Income before income taxes	¥19,365,809	¥17,541,222	¥20,190,056
Adjustments to reconcile income before income taxes to net cash provided by operating activities:
Depreciation and amortization	2,862,634	2,424,784	1,950,192
Provision for doubtful accounts	175,226	—	—
Provision for sales return allowance	(24,000)	35,778	17,000
Provision for allowance for recall and other product returns	920,247	704,379	565,800
Provision for allowance for retirement benefits	141,279	90,175	223,209
Utilization of allowance for recall and other product returns	(18,007)	(1,201,016)	—
Payments of retirement benefits	(20,731)	(14,074)	(18,106)
Interest income	(415,556)	(122,719)	(34,460)
Unrealized foreign exchange gain	(3,812)	(3,844)	(19,213)
Compensation income	(215,202)	—	—
Loss on disposal of property and equipment, and software	98,342	78,797	23,530
Changes in operating assets and liabilities:
Decrease (increase) in trade accounts receivable	1,221,997	(50,063)	(1,610,531)
Increase in inventories	(983,081)	(575,061)	(226,977)
Increase in other accounts receivable	(11,519)	(62,124)	(71,989)
Decrease (increase) in prepaid expenses and other current assets	(240,173)	(5,662)	(43,845)
Decrease (increase) in guarantee deposits	(107,310)	(8,602)	15
Decrease (increase) in long-term prepaid expenses	(384,086)	10,056	5,183
Increase (decrease) in trade accounts payable	59,688	(124,842)	1,369,010
Increase (decrease) in other accounts payable	(48,132)	245,325	(1,251,005)
Increase (decrease) in accrued expenses	24,672	(981,877)	(53,801)
Increase (decrease) in consumption taxes payable	(125,292)	(32,906)	130,989
Other, net	127,120	37,030	17,007

Subtotal	22,400,113	17,984,756	21,162,064
Interest received	416,044	121,804	33,713
Income taxes paid	(9,810,899)	(9,674,524)	(8,035,750)

Net cash provided by operating activities	13,005,258	8,432,036	13,160,027
CASH FLOWS FROM INVESTING ACTIVITIES
Payments for purchases of property and equipment	(397,587)	(927,392)	(2,653,143)
Payments for purchases of software and other assets	(750,309)	(905,555)	(840,161)
Proceeds from sale of property and equipment, and software	3,708,197	—	—
Increase in loan receivables	(43,850,000)	—	—

Net cash used in investing activities	(41,289,699)	(1,832,947)	(3,493,304)
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	3,812	3,844	19,213

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(28,280,629)	6,602,933	9,685,936
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	31,038,813	24,435,880	14,749,944

CASH AND CASH EQUIVALENTS AT END OF YEAR (Note 6)	¥2,758,184	¥31,038,813	¥24,435,880

See accompanying notes to financial statements.

Notes to Financial Statements

1. Business and Organization

        Jupiter Shop Channel Co., Ltd. ("JSC") is one of the largest multimedia retailers in Japan of a wide range of consumer products such as jewelry, fashion apparel, cosmetics, electronics, and foods which are marketed and sold primarily by merchandise-focused televised shopping programs and via the Internet. The programs are aired live through its nationally televised shopping network-24 hours a day, 7 days a week.

        JSC was established in Tokyo, Japan as of November 22, 1996 as a joint venture between Jupiter TV Co. Ltd. ("JTV") (f/k/a Jupiter Programming Co., Ltd.) and The Home Shopping Network ("HSN"), where JTV was a joint venture with each an indirect 50% investment by Sumitomo Corporation ("SC") Japan and Liberty Global, Inc. ("LGI"). JTV owned 70% interest of JSC as well as varying stakes in 19 thematic programming channels in the Japanese market ("Thematic Business").

        Following a spin-off and the establishment of a new company by JTV for the Thematic Business as of July 2, 2007 and LGI's exchange of its interest in JTV for SC shares as of July 3, 2007, JTV became a wholly owned subsidiary of SC and its name was changed to SC Media & Commerce Inc. ("SMC"). As of December 31, 2007, SMC held 70% interest in JSC with the remaining 30% interest owned by HSN. HSN is a wholly owned subsidiary of IAC/InterActiveCorp.

        On December 8, 2008, SMC and Sumisho Computer Service Co., Ltd. ("SCS") respectively purchased 29% and 1% shares of JSC from HSN, which changed its name to HSN, LLC, a Delaware limited liability company on August 19, 2008. As of March 31, 2009, SMC owns 99% interest in JSC with the remaining 1% interest owned by SCS.

2. Reporting Period

        As JSC changed its financial year end from December 31 to March 31, the accompanying financial statements are for the 15 month period ended March 31, 2009. The comparative amounts included in the statements of income, changes in net assets, and cash flows are for the 12 month period ended December 31, 2007 and 2006 and are, therefore, not comparable.

3. Basis of Presenting Financial Statements

        The accompanying financial statements have been prepared in accordance with the provisions set forth in the Japanese Financial Instruments and Exchange Law and its related accounting regulations, and in conformity with accounting principles generally accepted in Japan ("Japanese GAAP"), which are different in certain significant respects as to application and disclosure requirements of U.S. generally accepted accounting principles ("U.S. GAAP"). A reconcilation of the reported net income and net assets under Japanese GAAP to the respective amounts under U.S. GAAP and other information relating to such differences are presented in Note 16. Reconcilation to U.S. GAAP.

        The accompanying financial statements have been reorganized and translated into English (with some expanded descriptions) from the financial statements of JSC prepared in accordance with Japanese GAAP. Some supplementary information included in the statutory Japanese language financial statements, but not considered necessary for fair presentation, is not presented in the accompanying financial statements.

Notes to Financial Statements (Continued)

4. Summary of Significant Accounting Policies

(1)
Inventories

        Inventories, consisting mainly of merchandises, are stated at lower of cost or market, with cost being determined based on the first-in, first-out method.

(2)
Depreciation and amortization

(a)
Property and equipment

        Depreciation of property and equipment is computed by the straight-line method. Useful lives used in the computation of depreciation expense are mainly as follows:

Buildings	10-50 years
Structures	15-20 years
Machinery	7-15 years
Equipment	2-20 years
Vehicles	4 years

        Depreciation of leasehold improvements which are included in buildings is computed by the straight-line method over useful lives of 3-4 years.

        In connection with the 2007 revisions to the Japanese corporate income tax law, JSC changed its method of calculating the depreciation as follows:

    •
    Depreciation expenses for certain property and equipment acquired on and after April 1, 2007 are calculated based on the revised depreciation tables under the corporate income tax law.

    •
    Under the Japanese corporate income tax law prior to the 2007 revision, property and equipment had been depreciable to 5% of the acquisition costs. Revised corporate income tax law permits to further depreciate the residual amount (5% of the acquisition costs less ¥1) of those property and equipment acquired before April 1, 2007 under straight-line method over 5 years, commencing the fiscal year following the year in which the property and equipment have been depreciated to 5% of the acquisition costs.

        There is no significant impact on income as a result of these changes.

  (b)
  Intangible assets

        Software (for internal use) is amortized using the straight-line method over its estimated useful lives of 2 to 5 years.

(3)
Reserve and allowances

(a)
Allowance for doubtful accounts

        JSC provides an allowance for doubtful accounts in an amount sufficient to cover potential losses on collection by estimating individual uncollectible amounts on overdue accounts and applying a percentage based on collection experience to the remaining accounts.

Notes to Financial Statements (Continued)

4. Summary of Significant Accounting Policies (Continued)

  (b)
  Sales return allowances

        JSC provides an allowance for sales returns at an amount equivalent to the gross profit on the estimated sales returns.

  (c)
  Allowance for recall and other product returns

        The allowance for recall and other product returns is determined based on an estimated amount of losses to be incurred upon product recall and other returns.

  (d)
  Allowance for retirement benefits

        The allowance for retirement benefits is determined based on the amounts actuarially calculated under certain assumptions. Actuarial gains and losses are recognized fully in the year in which they occur.

        In the years ended on and prior to December 31, 2005, JSC had provided an allowance for employees' retirement benefits at the amounts payable had all eligible employees voluntarily retired at the balance sheet date. With the increase in the number of employees, JSC changed its method of calculating the allowance for retirement benefits to the method described in the preceding paragraph. Loss incurred upon this change in the calculation for the allowance (¥128,744 thousand) at the beginning of the year ended December 31, 2006 was fully charged to income as prior-year retirement benefit expense.

(4)
Derivative financial instruments and hedge activities

        JSC enters into foreign exchange forward contracts to mitigate risks of short-term fluctuations in foreign currency exchange rates with respect to foreign currency denominated payables arising from purchases of merchandise inventories. JSC does not, as a matter of policy, hold derivative financial instruments for speculative or trading purposes.

        Derivative financial instruments are measured at fair value.

        Effective January 1, 2008, JSC changed its accounting policies to discontinue the application of hedge accounting. Accordingly, for the 15 month period ended March 31, 2009, changes in the fair value of the derivatives are reported in earnings.

        JSC had applied the deferral method of hedge accounting for the years ended on and prior to December 31, 2007. Under the deferral method, unrealized gains and losses on qualified hedging transactions are deferred on the balance sheet in "net unrealized gains on hedging derivatives" as a component of net assets until the income or loss on the hedged items are realized, and hedged recognized assets and liabilities are translated using the contract rates. Unrealized gain and losses of derivative instruments that cease to effectively offset changes in the hedged item are recognized in earnings when they are deemed to be ineffective.

        Overview of hedge accounting under the deferral method applied by JSC for the years ended December 31, 2007 and 2006 are summarized as follows.

  (a)
  Type of hedge accounting

        Net gains and losses on foreign exchange forward contracts which are designated as a hedging instrument and are effective are deferred, net of applicable taxes, on the balance sheet in "net unrealized gains on hedging derivatives" as a component of net assets. Hedged trade accounts payables denominated in foreign currencies are translated at forward contract rate.

Notes to Financial Statements (Continued)

4. Summary of Significant Accounting Policies (Continued)

  (b)
  Hedging instruments and hedged items

        Hedging instruments: Foreign exchange forward contracts

        Hedged items: Trade accounts payable denominated in foreign currencies

  (c)
  Assessment of hedge effectiveness

        Those hedging instruments are assumed to be highly effective as the terms of foreign exchange forward contracts and hedged accounts payable match in currency, amounts and due dates.

        The hedging instruments outstanding as of December 31, 2007 were considered ineffective, and accordingly, a net loss on foreign exchange forward contracts was recognized in the income statement as foreign exchange gain (loss) for the year ended December 31, 2007, and all trade accounts payables denominated in foreign currencies were translated at the rate of exchange in effect as of December 31, 2007.

(5)
Foreign currency translation

        Foreign currency denominated bank deposits, receivables and payables are translated into Japanese yen at the exchange rates prevailing at the balance sheet dates, except that foreign currency denominated payables designated as hedged items under JSC's hedge policy as of December 31, 2006 were translated at forward contract rate. Resulting gains and losses are reported in earnings as incurred. JSC's foreign-currency denominated assets were bank deposits of ¥269,118 thousand in U.S. dollars and of ¥47,940 thousand in Euro, and other accounts receivable of ¥26,985 thousand in U.S. dollars and of ¥16,424 thousand in Euro as of March 31, 2009. JSC's foreign-currency denominated liabilities were trade accounts payable of ¥139,039 thousand in U.S dollars and of ¥8,419 thousand in Euro as of March 31, 2009.

(6)
Presentation of net assets in the balance sheets

        Effective from the year ended December 31, 2006, JSC adopted the new accounting standards, "Accounting Standard for Presentation of Net Assets in the Balance Sheet" (Statement No.5 issued by the Accounting Standards Board of Japan on December 9, 2005) and the implementation guidance for the accounting standard for presentation of net assets in the balance sheet (the Financial Accounting Standard Implementation Guidance No.8 issued by the Accounting Standards Board of Japan on December 9, 2005), (collectively, "the new accounting standards").

        Under the new accounting standards, balance sheets comprise assets, liabilities and net assets, whereas previously presented balance sheets comprised assets, liabilities and stockholders' equity. Net assets section comprises stockholders' capital, valuation and translation adjustments, subscription rights to shares, treasury stock, and minority interests, as applicable.

(7)
Accounting for leases

        Finance lease transactions in which the title to the leased asset does not transfer to the lessee, are accounted for in the same manner as operating leases, whereby lease payments are charged to expense on a straight line basis over the live of the lease.

(8)
Accounting for income taxes

        The Company recognizes current income taxes based on taxable income reported for the applicable period. The asset and liability approach is used to recognize deferred income tax assets and

Notes to Financial Statements (Continued)

4. Summary of Significant Accounting Policies (Continued)

liabilities for the expected future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases.

(9)
Accounting for consumption taxes

        Consumption taxes are excluded from the revenue and expense accounts which are subject to such taxes.

(10)
Cash and cash equivalents

        Cash and cash equivalents in the accompanying financial statements consist of deposits in banks and short-term investments which are highly liquid, readily convertible to cash with insignificant risk of market value fluctuation, and with a maturity of three months or less at the time of purchase.

(11)
Reclassifications

        Certain prior period amounts have been reclassified to conform with the current period presentation.

5. Leases

        The following tables summarize information on finance leases accounted for as operating leases.

(1)
Pro forma balance sheet items

        Had those finance lease transactions been accounted for as capital leases, the amounts of acquisition cost, accumulated depreciation and net book value as of March 31, 2009 and December 31, 2007 would have been as follows:

	Thousands of yen
	Mar 2009			Dec 2007
	Machinery and equipment	Software	Total	Machinery and equipment
Acquisition cost	¥706,714	¥3,002,939	¥3,709,653	¥9,600
Accumulated depreciation	33,676	141,019	174,695	9,067

Net book value	¥673,038	¥2,861,920	¥3,534,958	¥533

(2)
The present value of future minimum lease payments as of March 31, 2009 and December 31, 2007 were as follows:

	Thousands of yen
	Mar 2009	Dec 2007
Amount due within one year	¥2,932,072	¥684
Amount due after one year	201,885	—

Total	¥3,133,957	¥684

Notes to Financial Statements (Continued)

5. Leases (Continued)

(3)
Rental expense and pro forma amounts of depreciation and interest expenses for the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006 were as follows:

	Thousands of yen
	Mar 2009	Dec 2007	Dec 2006
			(Unaudited)
Lease expense	¥179,908	¥3,002	¥10,460
Depreciation expense (pro forma)	175,229	2,526	9,136
Interest expense (pro forma)	21,432	112	358

        Pro forma amounts of depreciation and interest expense represent those amounts that would have been reported had those finance lease transactions been accounted for as capital leases.

(4)
Calculation of pro forma amount of depreciation expense and interest expense:

        Pro forma amounts of depreciation are calculated under the straight-line method over the lease term assuming no residual value. Pro forma amounts of interest expense are calculated under the effective interest method.

6. Cash and Cash Equivalents

        Cash and cash equivalents in the accompanying financial statements as of March 31, 2009 and December 31, 2007 were comprised of the following:

	Thousands of Yen
	Mar 2009	Dec 2007
Cash and bank deposits	¥1,123,490	¥14,538,813
Deposits with related party (Note 14)	1,634,694	16,500,000

Total	¥2,758,184	¥31,038,813

7. Selling, General and Administrative Expenses

        Selling, general and administrative expenses for the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006 were comprised of the following:

	Thousands of Yen
	Mar 2009	Dec 2007	Dec 2006
			(Unaudited)
Call center expenses	¥3,037,196	¥2,442,594	¥2,376,376
Freight and other logistics costs	11,817,951	8,713,224	8,042,941
Advertising expenses	3,991,651	2,597,498	1,994,085
Program distribution charge	8,153,277	4,818,767	4,580,665
Salaries and bonuses	5,625,687	3,681,384	3,420,131
System related costs	1,809,783	1,140,778	1,562,302
Depreciation and amortization	2,862,634	2,424,784	1,950,192
Other	6,669,551	4,792,160	4,470,883

Total	¥43,967,730	¥30,611,189	¥28,397,575

Notes to Financial Statements (Continued)

8. Derivative Financial Instruments and Hedge Accounting

        JSC enters into foreign exchange forward contracts only for the purpose of mitigating risks of short-term fluctuations in foreign currency exchange rates arising from the purchase of merchandise inventories.

        The derivative transactions are executed and managed by JSC's Finance Department in accordance with the established policies and within the specified limits on the amounts of derivative transactions. JSC does not use derivative financial instruments for speculative or trading purposes. The derivative financial instruments are executed with creditworthy financial institutions, and JSC's management believes there is little risk of default by counterparties.

        As described in Note 4 (4), effective January 1, 2008, JSC changed its accounting policies to discontinue the application of hedge accounting, and accordingly, the changes in the fair value of the foreign exchange forward contracts were recognized in the income statement as foreign exchange gain (loss) for the 15 month period ended March 31, 2009. The foreign exchange forward contracts outstanding as of December 31, 2007 were considered hedge ineffective under the deferral method of hedge accounting, and accordingly, a net loss on foreign exchange forward contracts was recognized in the income statement as foreign exchange gain (loss) for the year ended December 31, 2007. The following table summarizes the fair value of such derivatives.

	Thousands of yen
As of March 31, 2009	Contract amounts	Contract valuation amounts	Fair value- Unrealized (gain) loss
Foreign exchange forward contracts:
Buy Euro	¥76,918	¥83,197	¥(6,279)

Total	¥76,918	¥83,197	¥(6,279)

As of December 31, 2007
Foreign exchange forward contracts:
Buy U.S. dollars	¥1,237,935	¥1,220,182	¥17,753

Total	¥1,237,935	¥1,220,182	¥17,753

        Weighted average contract rate was ¥120.18 to €1.00 as of March 31, 2009 and ¥112.54 to U.S. $1.00 as of December 31, 2007, respectively.

9. Income Taxes

(1)
The Company is subject to a corporate income tax, an inhabitant tax and a deductible enterprise tax, which in the aggregate resulted in a statutory income tax rate of 40.69% for the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006. All pre-tax book income and income tax expense is derived from Japanese sources.

        The tax bases for assessing enterprise taxes are comprised of "amount of income," "amount of added value" and "amount of capital." Enterprise taxes based on "amount of added value" and "amount of capital" are included in "selling, general and administrative expenses."

Notes to Financial Statements (Continued)

9. Income Taxes (Continued)

(2)
The tax effects of temporary differences giving rise to the deferred tax assets and liabilities as of March 31, 2009 and December 31, 2007 were as follows:

	Thousands of yen
	Mar 2009	Dec 2007
Deferred tax assets:
Excess allowance for sales returns	¥110,270	¥120,036
Accrued employees' bonus	122,685	104,917
Provision for losses on inventories	1,268,256	1,302,323
Enterprise taxes payable	100,141	213,612
Excess depreciation expense	548,839	485,936
Excess allowance for retirement benefits	200,035	150,985
Allowance for recall and other product returns	395,264	28,142
Allowance for doubtful accounts	71,300	—
Other	51,132	82,905

Net deferred tax assets	¥2,867,922	¥2,488,856

(3)
Significant differences between the statutory tax rate and JSC's effective tax rate for the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006 were as follows:

	Mar 2009	Dec 2007	Dec 2006
			(Unaudited)
Statutory tax rate	40.69%	40.69%	40.69%
(Adjustments)
Tax credit on IT investments	—	(0.08)	(0.59)
Permanent differences	0.48	0.78	0.35
Other	(0.16)	0.16	(0.06)

Effective tax rate	41.01%	41.55%	40.39%

10. Retirement Benefits

(1)
Outline of retirement plan

        JSC has an unfunded retirement plan, in which the employees are entitled to lump-sum payments at the time of termination of their employment or upon retirement, and, in addition, it participates in a welfare pension fund. Both the unfunded retirement plan and the welfare pension fund are defined benefit plans.

        The welfare pension fund in which JSC participates, is a multiemployer plan under which the amount of pension assets attributable to each participant cannot be reasonably determined. Thus, JSC charges pension contributions to income as periodic pension cost as they become payable.

Notes to Financial Statements (Continued)

10. Retirement Benefits (Continued)

(2)
Details of the projected benefit obligation regarding the unfunded retirement plan as of March 31, 2009 and December 31, 2007 are as follows:

	Thousands of yen
	Mar 2009	Dec 2007
Projected benefit obligation	¥491,608	¥371,061
Allowance for retirement benefits	¥491,608	¥371,061
(3)
A breakdown of net periodic retirement benefit expenses regarding the unfunded retirement plan for the 15 months period ended March 31, 2009 and the years ended December 31, 2007 and 2006 is as follows:

	Thousands of yen
	Mar 2009	Dec 2007	Dec 2006
			(Unaudited)
Service costs—benefits earned during the year	¥100,625	¥66,862	¥48,973
Interest costs on projected benefit obligation	7,329	4,424	3,279
Recognized actuarial loss	33,325	18,889	42,213
Prior-year retirement benefit expenses	—	—	128,744

Retirement benefit expenses	¥141,279	¥90,175	¥223,209

        Prior-year retirement benefit expenses incurred in the year ended December 31, 2006 represents a loss incurred upon the change in the calculation method of the allowance for retirement benefits at the beginning of the year ended December 31, 2006. Refer to Note 4. (3) (d) for detailed explanations.

(4)
Basis for the measurement of projected benefit obligations and other items regarding the unfunded retirement plan:

          Actuarial gains and losses are recognized fully in the year in which they occur. The discount rate used in determining retirement benefit expenses was 1.50% for the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006. Projected retirement benefits are attributed to employees' service periods under the projected unit credit actuarial cost method.

(5)
Funding status of the welfare pension fund as of March 31, 2009 and December 31, 2007 are as follows:

	Thousands of yen
	Mar 2009	Dec 2007
Fair value of plan assets	¥13,207,692	¥11,545,626
Projected benefit obligation	13,892,863	12,574,205

Underfunded	¥(685,171)	¥(1,028,579)

Measurement Date	March 31, 2008	March 31, 2007

        Contributions made to the fund by JSC comprised 3.1% and 2.5% of the total contributions made by the fund participants for the 15 month period ended March 31, 2009 and the year ended December 31, 2007, respectively.

Notes to Financial Statements (Continued)

10. Retirement Benefits (Continued)

(6)
Net periodic pension costs regarding the welfare pension fund for the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006 are as follows:

	Thousands of yen
	Mar 2009	Dec 2007	Dec 2006
			(Unaudited)
Net periodic pension costs	¥144,882	¥85,603	¥64,982

11. Net Assets

        As described in Note 4 (6), net assets comprises four subsections, which are the stockholders' capital, valuation and translation adjustments, subscription rights to shares and minority interests, as applicable.

        The Japanese Corporate Law (the "Law") became effective on May 1, 2006, replacing the Japanese Commercial Code (the "Code"). The Law is generally applicable to events and transactions occurring after April 30, 2006 and for fiscal years ending after that date.

        Under Japanese laws and regulations, the entire amount paid for new shares is required to be designated as common stock. However, a company may, by resolution of the Board of Directors, designate an amount not exceeding one-half of the price of the new shares as additional paid-in capital.

        Under the Law, in cases where a dividend distribution of surplus is made, the smaller of an amount equal to 10% of the dividend or the excess, if any, of 25% of common stock over the total of additional paid-in-capital and legal earnings reserve must be set aside as additional paid-in-capital or legal earnings reserve. Legal earnings reserve, if any, is included in retained earnings in the balance sheets.

        Under the Code, companies were required to set aside an amount equal to at least 10% of the aggregate amount of cash dividends and other cash appropriations as legal earnings reserve until the total of legal earnings reserve and additional paid-in capital equaled 25% of common stock.

        Under the Code, legal earnings reserve and additional paid-in capital could be used to eliminate or reduce a deficit by resolution of the stockholders' meeting or could be capitalized by resolution of the Board of Directors. Under the Law, both of these appropriations generally require resolution of the stockholders' meeting.

        Additional paid-in capital and legal earnings reserve may not be distributed as dividends. Under the Code, however, on condition that the total amount of legal earnings reserve and additional paid-in capital remained equal to or exceeded 25% of common stock, they were available for distribution by resolution of the stockholders' meeting. Under the Law, all additional paid-in-capital and all legal earnings reserve may be transferred to other capital surplus and retained earnings, respectively, which are potentially available for dividends.

12. Supplementary Information on Long-term Prepaid Expenses and Other Assets

        Long-term prepaid expenses and other assets includes other accounts receivable of ¥200,021 thousand which is subject to allowance for doubtful accounts of ¥175,226 thousand as of March 31, 2009. There were no such receivables included in long-term prepaid expenses and other assets as of December 31, 2007.

Notes to Financial Statements (Continued)

13. Compensation Income

        Compensation income presented as part of other income (expenses) includes compensation claimed to vendors regarding losses incurred by JSC upon recall and other product returns of ¥179,797 thousand for the 15 month period ended March 31, 2009. There was no compensation income for the years ended December 31, 2007 and 2006.

14. Related Party Transactions

        Significant related party transactions for the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006 are summarized as follows:

	Thousands of yen
	Mar 2009
Name of the related party	SC Media & Commerce Inc.				Sumitomo Shoji Financial Management Co., Ltd.
Relationship	Parent				Subsidiary of parent*
Address	Tokyo, Japan				Tokyo, Japan
Common stock owned	¥3,500,000				¥100,000
Ownership of voting shares	99%				None
Number of mutual directors and statutory auditors	4				None
Nature of transaction	Deposits		Loan		Deposits
Transaction amount	¥12,299	Interest income	¥119,903	Interest income	¥282,130	Interest income
	¥15,500,000	Deposits collected	¥43,850,000	Loan made	¥45,134,694	Deposits made
					¥44,500,000	Deposits collected
Balance at year-end	¥1,000,000	Deposits	¥43,850,000	Loan receivables	¥634,694	Deposits
	¥21	Interest receivable	¥1,093	Interest receivable	¥60	Interest receivable

*
Sumitomo Corporation, a parent of SC Media & Commerce Inc.

	2007		2006
			(Unaudited)
Name of the related party	SC Media & Commerce Inc.		Jupiter TV Co., Ltd.
Relationship	Parent		Parent
Address	Tokyo, Japan		Tokyo, Japan
Common stock owned	¥3,500,000		¥11,434,000
Ownership of voting shares	70%		70%
Number of mutual directors and statutory auditors	2		2
Nature of transaction	Deposits		Deposits
Transaction amount	¥119,370	Interest income	¥31,481	Interest income
Balance at year-end	¥16,500,000	Deposits	¥16,500,000	Deposits
	¥1,664	Interest receivable	¥748	Interest receivable

Notes to Financial Statements (Continued)

14. Related Party Transactions (Continued)

        Policies for terms and conditions:

        Interest rate on deposits is determined in reference to market rates.

        There were no transactions with HSN for the 15 month period ended March 31, 2009 or the years ended December 31, 2007 or 2006.

15. Per Share Information

        Net income per share for the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006, and net assets per share as of March 31, 2009 and December 31, 2007 were as follows:

	Yen
	Mar 2009	Dec 2007	Dec 2006
			(Unaudited)
Net income per share	¥129,808.83	¥116,515.77	¥136,761.09
Net assets per share	¥603,841.23	¥474,032.40	¥—

        Net income per share is computed based on the weighted-average number of common shares outstanding during the years. JSC did not have any potentially dilutive common shares outstanding during the 15 month period ended March 31, 2009 or the years ended December 31, 2007 or 2006.

16. Reconciliation to U.S. GAAP

        As discussed in Note 3, JSC maintains its books and records in conformity with Japanese GAAP. The differences between the application of Japanese GAAP and U.S. GAAP as they relate to net income for the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006, and net assets as of March 31, 2009 and December 31, 2007, along with a description of those significant differences and related balance sheet effects are summarized below. The disclosure of differences between the application of Japanese GAAP and U.S. GAAP on net income and net assets as of and for the fifteen month period ended March 31, 2009, and those differences between net income for the year ended December 2006, is unaudited.

        In accordance with Securities and Exchange Commission ("SEC") Staff Accounting Bulletin ("SAB") Topic 5J, the effects of purchase accounting are required to be "pushed down" to a subsidiary upon becoming substantially owned as a result of a purchase transaction. The effects of the application of SAB Topic 5J upon the acquisition of the remaining equity interest of JSC by SMC and SCS on

Notes to Financial Statements (Continued)

16. Reconciliation to U.S. GAAP (Continued)

December 8, 2008, are not reflected in the unaudited disclosure of differences between the application of Japanese GAAP and U.S. GAAP as of and for the fifteen month period ended March 31, 2009.

	Thousands of yen
	Mar 2009		Dec 2007		Dec 2006
	Net income	Net assets	Net income	Net assets	Net income
	(Unaudited)				(Unaudited)
Amounts reported under Japanese GAAP	¥11,423,177	¥53,138,028	¥10,253,388	¥41,714,851	¥12,034,976
U.S. GAAP adjustments:
(1) Revenue recognition	(42,671)	(314,764)	9,274	(272,093)	(60,054)
(2) Derivatives	—	—	(83,500)	—	(78,994)
(3) Compensated absences	5,751	(167,892)	(14,801)	(173,643)	(43,431)
(4) Capital leases	(16,753)	(16,903)	365	(150)	965
(5) Asset retirement obligation	(83,585)	(159,516)	(66,559)	(75,931)	(9,372)
(6) Retirement benefits	—	—	—	—	128,744

Total U.S. GAAP adjustments (pre-tax)	(137,258)	(659,075)	(155,221)	(521,817)	(62,142)
Income tax effects of U.S. GAAP adjustments	55,850	268,177	63,159	212,327	25,286

Effects of U.S. GAAP adjustments	(81,408)	(390,898)	(92,062)	(309,490)	(36,856)

Amounts determined in conformity with U.S. GAAP	¥11,341,769	¥52,747,130	¥10,161,326	¥41,405,361	¥11,998,120

        Shipping and handling costs, which are accounted for as part of freight and other logistics costs in selling, general and administrative expenses (Note 7) for the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006 were as follows:

	Thousands of yen
	Mar 2009	Dec 2007	Dec 2006
	(Unaudited)		(Unaudited)
Shipping and handling costs	¥6,177,539	¥4,818,219	¥4,596,825

(1)
Revenue recognition

        Under U.S. GAAP, SAB No. 104, "Revenue Recognition," in December 2003, summarizes certain of the SEC staff's views regarding basis of revenue recognition. This bulletin superseded SAB No. 101, "Revenue Recognition in Financial Statements." In accordance with SAB No. 104, revenue should be recognized when all of the following criteria are met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the seller's price to the buyer is fixed or determinable, and (d) collectibility is reasonably assured.

        Under Japanese GAAP, there are no explicit provisions similar to those under SAB No. 104. Revenue should be recognized on an accrual basis under the Financial Accounting Standards for

Notes to Financial Statements (Continued)

16. Reconciliation to U.S. GAAP (Continued)

Business Enterprises when goods have been sold or services have been rendered. JSC recognizes revenue on the products sold upon shipment from its warehouse.

        These accounting differences, representing shipments made but not yet accepted by customers, resulted in a decrease in accounts receivable of ¥605,655 thousand and ¥565,080 thousand, an increase in inventories of ¥290,891 thousand and ¥292,986 thousand, and an increase in deferred tax assets-current of ¥128,077 thousand and ¥110,715 thousand, respectively, as of March 31, 2009 and December 31, 2007 under U.S. GAAP.

(2)
Derivatives

        Under U.S. GAAP, Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, requires a derivative to be recognized as either assets or liabilities on the balance sheets based on its fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation including documentation of a hedge relationship. JSC has elected not to apply hedge accounting for U.S. GAAP purposes, and therefore changes in the fair value of a derivative are reported currently in earnings.

        Under Japanese GAAP, an enterprise may elect to apply hedge accounting on derivatives under certain conditions. Under deferral method of hedge accounting, which JSC had applied for the years ended on and prior to December 31, 2007, unrealized gains and losses on qualified hedging transactions are deferred on the balance sheet in "net unrealized gains on hedging derivatives" as a component of net assets until the income or loss on the hedged items are realized, and hedged recognized assets and liabilities are translated using the contract rates.

        The foreign exchange forward contracts outstanding as of December 31, 2007 were considered hedge ineffective and accordingly, net loss on foreign exchange forward contracts were recognized in the statement of income as foreign exchange gain (loss) for the year ended December 31, 2007 under Japanese GAAP. Thus, there was no difference in the balance sheet under U.S. and Japanese GAAP as of December 31, 2007.

        Effective January 1, 2008, JSC changed its accounting policies to discontinue the application of hedge accounting. Accordingly, for the 15 month period ended March 31, 2009, changes in the fair value of the derivatives are reported in earnings. Thus, there is no difference as to accounting for derivatives under U.S. and Japanese GAAP as of March 31, 2009 and for the 15 month period then ended.

(3)
Compensated absences

        While U.S. GAAP under SFAS No. 43, "Accounting for Compensated Absences" requires recognition of a liability representing employees' rights to receive compensation for future absences when certain conditions are met, Japanese GAAP is silent as to accounting for compensated absences and recognition of the related liability is not generally permitted in Japan.

        These differences resulted in an increase in deferred tax assets-current of ¥68,315 thousand and ¥70,655 thousand, and an increase in accrued expenses of ¥167,872 thousand and ¥173,643 thousand, respectively, as of March 31, 2009 and December 31, 2007 under U.S. GAAP.

Notes to Financial Statements (Continued)

16. Reconciliation to U.S. GAAP (Continued)

(4)
Capital leases

        Under U.S. GAAP, there are specified criteria under SFAS No. 13, "Accounting for Leases" for appropriate accounting to be applied to leases as either capital leases or operating leases. Under Japanese GAAP, while there are similar criteria, financing lease agreements under which the ownership of leased property is not transferred to the lessee at the end of the lease team are permitted to be accounted for as an operating lease with certain pro forma information disclosed in a footnote.

        These accounting differences resulted in an increase in property and equipment, net of ¥673,038 thousand and ¥533 thousand, an increase in software, net of ¥2,861,920 thousand and ¥nil thousand, an increase in capital lease obligations-current of ¥2,932,072 thousand and ¥684 thousand, an increase in capital lease obligations-noncurrent of ¥201,885 thousand and ¥nil thousand, a decrease in prepaid expenses-current of ¥129,696 thousand and ¥nil thousand, a decrease in prepaid expenses-noncurrent of ¥288,207 thousand and ¥nil thousand, and an increase in deferred tax assets-noncurrent of ¥6,878 thousand and ¥61 thousand respectively, as of March 31, 2009 and December 31, 2007 under U.S. GAAP.

(5)
Asset retirement obligation

        Under U.S. GAAP, SFAS No. 143, "Accounting for Asset Retirement Obligations" requires that obligations associated with the retirement of tangible long-lived assets be recorded as liabilities when those obligations are incurred, with the amount of the liability initially measured at fair value. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. Under Japanese GAAP, a new accounting standard that requires the recognition of asset retirement obligations will not be effective until the first fiscal year beginning on or after April 1, 2010.

        The Company has asset retirement obligations primarily associated with restoration activities to be carried out at the time it vacates certain leased premises, to be accounted for in accordance with SFAS No. 143 under U.S. GAAP.

        These accounting differences resulted in an increase in property and equipment, net of ¥245,709 thousand and ¥229,679 thousand, an increase in asset retirement obligations of ¥405,225 thousand and ¥305,610 thousand, and an increase in deferred tax assets of ¥64,907 thousand and ¥30,896 thousand, respectively, as of March 31, 2009 and December 31, 2007 under U.S. GAAP.

(6)
Retirement benefits

        Under U.S. GAAP, in accordance with SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans—an amendment of FASB Statements No. 87, 88, 106, and 132(R)," net periodic pension cost consists of service cost, interest cost, actual return on plan assets, amortization of prior service costs and amortization of actuarial gain or loss. Any difference between net periodic pension cost charged against income and the amount actually funded is recorded as accrued or prepaid pension costs. It is required that an employer recognizes in its balance sheet, the overfunded or underfunded status of a defined benefit postretirement plan measured as the difference between the fair value of the plan assets and the benefit obligation with amounts not yet recognized in earnings reported as a component of shareholders' equity. Those statements also require fiscal year-end measurements of plan assets and benefit obligations.

        Under Japanese GAAP, in accordance with "Accounting for Retirement Benefits," a similar accounting treatment (an actuarial method) is generally required. However, in accordance with

Notes to Financial Statements (Continued)

16. Reconciliation to U.S. GAAP (Continued)

prevailing accounting practices in Japan where a company employs less than 300 employees, it is permitted to calculate an accrual amount at the amount of the liability which would have become payable, had all qualified employees left the company voluntarily at the balance sheet date. JSC had applied this permitted vested-benefit method for the years ended on and prior to December 31, 2005. Effective from the year ended December 31, 2006, JSC changed its calculation method to adopt the actuarial method. Loss incurred upon the change at the beginning of the year ended December 31, 2006 is fully charged to income as prior-year retirement benefit expense for the year then ended.

        While these accounting differences resulted in an increase in net income of ¥76,358 thousand for the year ended December 31, 2006 under U.S. GAAP as a result of removing the beginning-of-year effect of the change in the calculation of accrued retirement benefits, there were no difference in the balance sheets as of March 31, 2009 and December 31, 2007 under Japanese GAAP and U.S. GAAP.

        Under U.S. GAAP, in accordance with SFAS No. 87, "Employers' Accounting for Pensions" and SFAS No. 132(R), "Employers' Disclosures about Pensions and Other Postretirement Benefits—An Amendment of FASB Statements No. 87, 88, and 106," an employer participating in a multiemployer plan, of which the assets contributed by an employer are not segregated in a separate account or restricted to provide benefits only to employees of that employer, is required to recognize as net pension cost the required contribution for the period and to recognize as a liability any contributions due and unpaid, along with disclosure of the amount of contributions to the plan for each annual period for which a statement of income is presented.

        Under Japanese GAAP, in accordance with "Accounting for Retirement Benefits," a similar accounting treatment is required regarding multiemployer plan with the disclosure of the latest available funding status of pension fund of the plan as of each annual year end for which a balance sheet is presented in addition to the amount of contributions to the plan for each annual period for which a statement of income is presented. The latest available dates of funding status of the pension fund were March 31, 2008 and March 31, 2007 as of the balance sheet dates of March 31, 2009 and December 31, 2007, respectively.

        The difference in disclosure requirement has no impact on net income, net assets or balance sheets.

(7)
Discount coupons

        Under U.S. GAAP, costs incurred in connection with cash or similar considerations such as discount coupons provided to customers without obtaining identifiable benefits shall be accounted for as a reduction of revenues. Under Japanese GAAP, such costs are generally classified as selling, general and administrative expenses.

        These accounting differences, while having no impact on net income, net assets or balance sheets, resulted in a decrease in selling, general and administrative expenses as well as net sales of ¥1,050,103 thousand, ¥773,413 thousand and ¥611,508 thousand, respectively, for the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006 under U.S. GAAP.

(8)
Sales returns

        Under U.S. GAAP, SFAS No. 48 "Revenue Recognition When Right of Return Exists" sets forth criteria for recognizing revenue when an enterprise sells its product but gives the buyer the right to return the product. If sales are recognized because those criteria are met, any costs or losses that may be expected in connection with any returns should be accrued in accordance with SFAS No. 5,

Notes to Financial Statements (Continued)

16. Reconciliation to U.S. GAAP (Continued)

"Accounting for Contingencies." Sales revenue and cost of sales reported shall be reduced on a gross basis to reflect estimated returns.

        Under Japanese GAAP, in accordance with the Financial Accounting Standards for Business Enterprises, return accruals are provided in a similar manner but at a net amount equivalent to gross profit on the estimated sales returns as part of cost of goods sold.

        These accounting differences, while having no impact on net income, net assets or balance sheets, resulted in an increase (a decrease) in sales as well as cost of sales of ¥89,302 thousand, ¥(91,821) thousand and ¥(72,048) thousand, respectively, for the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006 under U.S. GAAP.

(9)
Recall and other product returns

        Under U.S. GAAP, any costs or losses that may be expected in connection with recall and other product returns shall be accrued in accordance with SFAS No. 5, "Accounting for Contingencies." Estimated returns of products already sold shall be accounted for as part of costs of products in determining total cost of goods sold. Other related expenses expected to be incurred are generally classified as selling, general and administrative expenses.

        Under Japanese GAAP, any costs or losses that may be expected in connection with recall and other product returns shall be accrued and accounted for in a similar manner in accordance with the Financial Accounting Standards for Business Enterprises. However, estimated costs of returns related to prior-year sales are generally presented as a component of other income and expenses. Other expenses expected to be incurred are mainly accounted for as selling, general and administrative expenses. Any gains on reversal of such allowance for recall and other product returns are also accounted for as a component of other income and expenses.

        These accounting differences, while having no impact on net income, net assets or balance sheets, resulted in an increase in cost of sales of ¥903,001 thousand, ¥615,048 thousand and ¥368,500 thousand, an increase (a decrease) in selling, general and administrative expenses of ¥17,245 thousand, ¥(119,156) thousand and ¥172,200 thousand, and a decrease of other expenses, net of ¥920,247 thousand, ¥495,891 thousand and ¥565,800 thousand, respectively, for the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006 under U.S. GAAP.

(10)
Disposal of property and equipment, and software

        Under U.S. GAAP, any gains and losses related to sale and/or disposal of property and equipment and software shall be included in determination of operating income.

        Under Japanese GAAP, such gains and losses are generally reported as part of other income and expenses.

        These accounting differences, while having no impact on net income, net assets or balance sheets, resulted in an increase in selling, general and administrative expenses of ¥98,342 thousand, ¥78,797 thousand and ¥23,530 thousand, and a decrease of other expenses, net of the same amounts, respectively, for the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006 under U.S. GAAP.

Notes to Financial Statements (Continued)

16. Reconciliation to U.S. GAAP (Continued)

(11)
Provision for doubtful accounts

        Under U.S. GAAP, provision for doubtful accounts, in general, shall be included in determination of operating income.

        Under Japanese GAAP, provision for doubtful accounts related to non-trade receivables are generally reported as part of other expenses.

        These accounting differences, while having no impact on net income, net assets or balance sheets, resulted in an increase in selling, general and administrative expenses of ¥175,226 thousand and a decrease of other expenses, net of the same amounts for the 15 month period ended March 31, 2009 under U.S. GAAP. There were no such items for the years ended December 31, 2007 and 2006.

QuickLinks

  Exhibit 99.1
Report of Independent Registered Public Accounting Firm
BALANCE SHEETS Jupiter Shop Channel Co., Ltd. As of March 31, 2009 and December 31, 2007
STATEMENTS OF INCOME Jupiter Shop Channel Co., Ltd. For the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006
STATEMENTS OF CHANGES IN NET ASSETS Jupiter Shop Channel Co., Ltd. For the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006
STATEMENTS OF CASH FLOWS Jupiter Shop Channel Co., Ltd. For the 15 month period ended March 31, 2009 and the years ended December 31, 2007 and 2006
Notes to Financial Statements